Exhibit 77(C): Submissions of Matters to a vote of security holders

A joint special meeting of shareholders of the Fund was held on December 4, 2014. The joint special meeting was held for the purpose of electing members of the Fund’s Board of Directors.  Shareholders elected the following nine (9) Directors at the joint special meeting:

•	E. Thayer Bigelow
•	Robert B. Calhoun, Jr.
•	Eric C. Fast
•	Daria L. Foster
•	Evelyn E. Guernsey
•	Julie A. Hill
•	Franklin W. Hobbs
•	James M. McTaggart
•	James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

Lord Abbett Mid Cap Stock Fund, Inc.
Nominee	Votes For	Votes Withheld
E. Thayer Bigelow	71,749,044.627	1,936,003.330
Robert B. Calhoun, Jr.	71,802,638.093	1,882,409.864
Eric C. Fast	71,800,412.900	1,884,635.057
Daria L. Foster	71,846,422.457	1,838,625.500
Evelyn E. Guernsey	71,879,267.332	1,805,780.625
Julie A. Hill	71,808,006.114	1,877,041.843
Franklin W. Hobbs	71,770,484.661	1,914,563.296
James M. McTaggart	71,692,411.521	1,992,636.436
James L.L. Tullis	71,831,481.144	1,853,566.813
No Directors other than these elected are now in office.